SE FINANCIAL CORP.

                                                           FOR IMMEDIATE RELEASE
                                                          CONTACT: PAMELA M. CYR
                                                               PRESIDENT AND CEO
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
               ANNOUNCES FOURTH QUARTER AND 2006 YEAR END RESULTS


         Philadelphia, Pennsylvania, December 12 , 2006 - SE Financial Corp. (OTCBB: SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, announced a net loss of $147.9 thousand for the three months ended October 31, 2006 as compared to net income of $191.2 thousand for the same period last year. For the twelve months ended October 31, 2006, the Company had a net loss of $261.8 thousand compared to net income of $755.8 thousand for the twelve months ended October 31, 2005.

Commenting on the Company's performance for the year ended October 31, 2006, President and CEO Pam Cyr stated:

          "This was another year of record loan and deposit growth for us. Between October 31, 2005 and October 31, 2006, our total loans increased by 33.3% and our deposits rose by 56.5%. Half of the deposit growth came in core deposits. We also decreased FHLB borrowings by approximately 50% this year.

          Our results of operations have been impacted, however, by the costs associated with expanding our footprint - we have gone from two locations to five locations with the opening of offices in Roxborough, Pennsylvania (opened December 2005), Ardmore, Pennsylvania (opened February 2006) and Deptford, New Jersey (opened December 2006). Our results this year were also impacted from pressure on our net interest margin resulting from the generally flat yield curve that has characterized the rate environment and higher provisions for loan losses due to overall growth of the loan portfolio as well as special provisions for impaired loans."

Key highlights for the three and twelve-month periods ended October 31, 2006 include:

     o Total deposit growth was $6.2 million, or 4.8%, for the quarter and $49.4 million, or 56.5%, for the year ended October 31, 2006. For the year, core deposits (checking, money market and savings) increased $25.0 million and certificates of deposit increased $24.3 million. As of October 31, 2006, deposits at the Roxborough and Ardmore offices (opened in December 2005 and February 2006, respectively) totaled $24.0 million and $14.7 million.

     o Total loan growth was $4.1 million, or 3.8%, for the quarter and $28.4 million, or 33.3% for the year ended October 31, 2006. For the quarter, one-to-four family mortgage loans increased $2.9 million, construction loans increased $802.0 thousand, and home equity loans increased $823.4 thousand. For the year, one-to-four family mortgage loans increased $12.8 million, construction loans increased $9.2 million, home equity loans increased $3.0 million and commercial loans increased $2.7 million.

     o We collected all amounts due in connection with a nonperforming construction loan totaling $1.3 million.

                               SE FINANCIAL CORP.
                               QUARTER HIGHLIGHTS
                             (DOLLARS IN THOUSANDS)

                                  QTR                 QTR                 $ Increase        % Increase
                               10/31/2006           7/31/2006              (Decrease)        (Decrease)
                               ------------------------------------------------------------------------
Total Assets                     175,514             171,964                   3,550           2.06%
Investment Securities             48,398              47,853                     545           1.14%
Loans                            112,357             108,446                   3,911           3.61%
Deposits                         136,771             130,543                   6,228           4.77%
Borrowings                        13,941              16,614                  (2,673)        -16.09%
Equity                            23,979              23,886                      93           0.39%
Interest Income                    2,683               2,537                     146           5.75%
Interest Expense                   1,500               1,390                     110           7.91%
Net Interest Income                1,183               1,147                      36           3.14%
Provision                            252                 116                     136         117.24%
Other Income                         138                 122                      16          13.11%
Non Interest Expense               1,309               1,185                     124          10.46%
Net Income (Loss)                   (148)                (23)                   (125)        543.48%
Net Interest Margin                2.96%               3.06%                  -0.10%          -3.27%
Yield on Loans                     7.46%               7.29%                   0.17%           2.33%
Yield on Investments               4.79%               4.77%                   0.02%           0.42%
Cost of Deposits                   4.00%               3.80%                   0.20%           5.26%
Cost of Borrowings                 4.80%               4.71%                   0.09%           1.91%

Comparison of the Results of  Operations  for the Three Months Ended October 31,
--------------------------------------------------------------------------------
2006 and October 31, 2005
-------------------------

         For the three months ended October 31, 2006 and 2005, net interest income after provision for loan losses totaled $930.8 thousand and $1.1 million, respectively. The average balance of interest-earning assets increased $31.5 million to $163.0 million for the three months ended October 31, 2006 as compared to $131.5 million for the three months ended October 31, 2005 but was offset by a decrease in the net interest margin of 50 basis points to 2.96% for the three months ended October 31, 2006 from 3.46% for the three months ended October 31, 2005. Management anticipates that if the yield curve remains flat to inverted then the Bank will continue to experience pressure on its net interest margin.

         The provision for loan losses increased $198.6 thousand to $252.4 thousand for the three months ended October 31, 2006 from $53.8 thousand for the three months ended October 31, 2005. The increase was primarily attributable to loan growth and an increase in classified assets.

         Non-interest income was $137.7 thousand for the three months ended October 31, 2006 compared to $105.3 thousand for the three months ended October 31, 2005. The increase was due mainly to reimbursement of legal costs incurred in connection with collection efforts on a loan previously classified as impaired that was repaid.

         Non-interest expense increased $381.3 thousand to $1.3 million for the three months ended October 31, 2006 compared to $927.7 thousand for the three months ended October 31, 2005. The increase in non-interest expense was due to increases in compensation and employee benefits, occupancy and equipment costs, other expense, and professional fees of $161.2 thousand, $106.8 thousand, $80.3 thousand, and $39.0 thousand respectively. The increase in compensation and employee benefits was due primarily to additions to staff including staff for the newly opened Roxborough and Ardmore, Pennsylvania banking offices, additions to staff in the lending area and higher payroll taxes and employee benefits expense. The increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the two new banking offices. The increase in other expense was due to increases in loan origination costs, advertising, telephone expense, and costs associated with the Company's 2006 annual meeting of stockholders held in August 2006. The increase in professional fees was due to legal expenses incurred related to loan workout activity.

Comparison of the Results of Operations  for the Twelve Months Ended October 31,
--------------------------------------------------------------------------------
2006 and October 31, 2005
-------------------------

            For the twelve months ended October 31, 2006 and 2005, net interest income after provision for loan losses totaled $3.9 million and $4.1 million, respectively. The average balance of interest-earning assets increased $27.9 million to $152.3 million for the twelve months ended October 31, 2006 compared to $124.4 million for the twelve months ended October 31, 2005 but was offset by a 50 basis point decrease in the net interest margin to 3.03% for the twelve months ended October 31, 2006 from 3.53% for the twelve months ended October 31, 2005. Management anticipates that if the yield curve remains flat to inverted the Bank will continue to experience pressure on its net interest margin.

            The provision for loan losses increased $470.4 thousand primarily due to loan growth and an increase in classified assets. The increase in classified assets was primarily due to the downgrade of participation interests on three loans to the same borrower, totaling approximately $1.5 million in aggregate. There can be no assurance that future additions to the provision for loan losses relating to these loans will not be necessary.

            Non-interest income was $450.5 thousand for the twelve months ended October 31, 2006 compared to $446.3 thousand for the twelve months ended October 31, 2005.

            Non-interest expense increased $1.3 million to $4.8 million for the twelve months ended October 31, 2006 compared to $3.5 million for the twelve months ended October 31, 2005. The increase in non-interest expense was due to increases in compensation and employee benefits, occupancy and equipment costs, and other expense of $737.4 thousand, $345.0 thousand and $245.5 thousand, respectively offset somewhat by a decrease in professional fees of $64.3 thousand. The increase in compensation and employee benefits was due primarily to additions to staff including staff for the newly opened Roxborough and Ardmore, Pennsylvania banking offices, additions to the lending department and higher payroll taxes and employee benefits expense. The increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the two new banking offices. The increase in other expense was due mainly to increased advertising costs and marketing costs, telephone and information technology expense, and stationery and supplies expense. The decrease in professional fees was due to a decrease in accounting fees related to work performed for Sarbanes Oxley compliance and a decrease in legal fees due to non-recurring legal expenses.


Comparison of Financial Condition at October 31, 2006 and October 31, 2005
--------------------------------------------------------------------------

         Total assets increased $28.1 million to $175.5 million at October 31, 2006 as compared to $147.4 million at October 31, 2005. Investment securities decreased $3.8 million to $48.4 million at October 31, 2006 from $52.2 million at October 31, 2005 due mainly to $7.9 million in sales, maturities and repayments offset by $4.4 million in purchases. Net loans increased $27.8 million, or 32.8%, to $112.4 million at October 31, 2006 from $84.6 million at October 31, 2005. Deposits increased $49.4 million, or 56.5%, to $136.8 million at October 31, 2006 from $87.4 million at October 31, 2005. Borrowed money decreased $14.0 million, or 50.1%, to $13.9 million at October 31, 2006 from $27.9 million at October 31, 2005. Stockholders' equity decreased $7.1 million to $24.0 million at October 31, 2006 from $31.1 million at October 31, 2005 due mainly to the completion of the 10% stock repurchase plan announced in July 2005 and the 10% stock repurchase plan announced in January 2006. A total of 465,000 shares of common stock were repurchased at an average price of $14.04 per share excluding brokerage commissions. The decrease was also attributable to (i) an increase in accumulated other comprehensive loss of $222.7 thousand as a result of a decrease in the market value of the Company's investment portfolio due to rising market interest rates, (ii) the net loss of $262.0 thousand and (iii) dividends paid of $242.8 thousand.

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with five Neighborhood Banking Offices serving South Philadelphia, Roxborough and Ardmore, Pennsylvania and Deptford and Sewell, New Jersey.

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                               SE FINANCIAL CORP.

------------------------------------------------------------------------------------------------------------------------------
SELECTED INCOME STATEMENT DATA (Unaudited)
(Dollars in thousands except per share data)                Three Months Ended October 31,     Twelve Months Ended October 31,
                                                            ------------------------------     -------------------------------
                                                                 2006             2005                 2006             2005
                                                            -----------         ----------         ----------     ----------
Interest income                                             $     2,683         $    1,948         $    9,555     $    7,099
Interest expense                                                  1,500                833              5,072          2,802
                                                            -----------         ----------         ----------     ----------
Net interest income                                               1,183              1,115              4,483          4,297
Provision for loan losses                                           252                 54                621            150
                                                            -----------         ----------         ----------     ----------
Net interest income after provision for loan losses                 931              1,061              3,862          4,147
Noninterest income                                                  138                105                451            446
Noninterest expense                                               1,309                928              4,788          3,538
                                                            -----------         ----------         ----------     ----------
(Loss) income before taxes                                         (240)               238               (475)         1,055
Income tax (benefit) expense                                        (92)                47               (213)           299
                                                            -----------         ----------         ----------     ----------
Net income (loss)                                           $      (148)        $      191         $     (262)    $      756
                                                            ===========         ==========         ==========     ==========
Weighted average shares outstanding (1)                       1,899,496          2,370,425          1,997,115      2,379,700
Earnings (loss) per share (1)                                    ($0.08)             $0.08             ($0.13)         $0.32

------------------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS (Unaudited)                              Three Months Ended October 31,     Twelve Months Ended October 31,
                                                            ------------------------------     -------------------------------
                                                                 2006              2005                 2006           2005
                                                            -----------         ----------         ----------     ----------
   Return on average assets (2)                               -0.34%              0.55%             -0.16%           0.58%
   Return on average equity (2)                               -2.46%              2.42%             -1.02%           2.39%
   Net interest margin on average interest
      earning assets (2)(3)                                    2.96%              3.46%              3.03%           3.53%
------------------------------------------------------------------------------------------------------------------------------

SELECTED BALANCE SHEET DATA (Unaudited)
(Dollars in thousands except per share data)                            October 31,       October 31,
                                                                           2006              2005
                                                                       ------------       -----------
Assets                                                                  $  175,514       $  147,431
Loan receivable, net                                                       112,357           84,602
Cash and cash equivalents                                                    2,417            2,163
Investment securities                                                       48,398           52,233
Deposits                                                                   136,771           87,408
FHLB borrowings                                                             13,941           27,935
Total stockholders' equity                                                  23,979           31,063
Ending shares outstanding (1)                                            1,902,206        2,352,169
Book value per share (1)                                                     12.61            13.21
Stockholders' equity to total assets                                         13.66%           21.07%

------------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY (Unaudited)
(Dollars in thousands)                                                  October 31,       October 31,
                                                                           2006              2005
                                                                       ------------       -----------
   Non-performing assets (4)                                             $  515             $    69
   Allowance for losses                                                   1,112                 507
   Non-performing assets to total assets                                   0.29%               0.05%
   Allowance for losses to total loans                                     0.99%               0.60%
   Allowance for losses to non-performing assets                         215.92%             734.78%


------------------------------------------------------------------------------------------------------------------------------

(1) Shares outstanding does not include unreleased ESOP shares, unearned nonvested RSP shares, or shares held in the Stock Compensation Trust for purposes of the weighted average shares outstanding calculation and the ending shares outstanding calculation.
(2)  Annualized for the three months ended October 31, 2006 and (2005.)
(3) The yield on municipal securities has been adjusted to a tax-equivalent basis.
(4)  Non-performing assets include non-accrual loans and real estate owned.